Filed Pursuant to Rule 433

Registration Statement Number 333-132750

May 2, 2008

COMCAST CORPORATION

$1,000,000,000 5.70% NOTES DUE 2018

$1,000,000,000 6.40% NOTES DUE 2038

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC Comcast Cable Communications Holdings, Inc. Comcast Cable Holdings, LLC Comcast MO Group, Inc. Comcast MO of Delaware, LLC

Issue of Securities:	5.70% Notes due 2018

6.40% Notes due 2038

Denomination:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:	The Company intends to use the proceeds from this offering, after deducting fees and expenses related to this offering, for working capital and general corporate purposes, which may include funding repurchases of common stock, repayment of a portion of its 6.2% Notes due 2008 and 9.0% Senior Debentures due 2008 and repayment of commercial paper. As of May 1, 2008, the Company’s commercial paper had a weighted average interest rate of 3.18% and an average maturity of 16 days.

Indenture:	Indenture dated as of January 7, 2003 by and among the Company, the Cable Guarantors (other than Comcast MO of Delaware, LLC) and the Bank of New York, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the Cable Guarantors and the Trustee

Trustee:	The Bank of New York

Expected Ratings:	Moody’s: Baa2; S&P: BBB+; Fitch: BBB+

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Daiwa Securities America Inc.

Goldman, Sachs & Co.

J. P. Morgan Securities Inc.

Mitsubishi UFJ Securities International plc

Morgan Stanley & Co. Incorporated

The Royal Bank of Scotland plc

Wachovia Capital Markets, LLC

Lehman Brothers Inc.

SunTrust Robinson Humphrey, Inc.

Lloyds TSB Bank plc

Mizuho Securities USA Inc.

Piper Jaffray & Co.

BNY Capital Markets, Inc.

Junior Co-Managers:

Blaylock & Company, Inc.

Guzman & Company

Loop Capital Markets, LLC

Samuel A. Ramirez & Co., Inc.

The Williams Capital Group, L.P.

Cabrera Capital Markets, LLC

M.R. Beal & Company

Muriel Siebert & Co., Inc.

Trade Date:	May 2, 2008

Settlement Date:	May 7, 2008 (T+3)

5.70% Notes Due 2018

Aggregate Principal Amount:	$1,000,000,000

Maturity:	May 15, 2018

Interest Rate:	5.70% per annum, accruing from May 7, 2008 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	May 15 and November 15 commencing November 15, 2008

Pricing Benchmark:	UST 3.5% due February 2018

UST Spot (Yield):	3.853%

Spread to Benchmark:	+185 bps

Yield to Maturity:	5.703%

Makewhole Redemption:	The 5.70% Notes due 2018 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 30 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:	An unlimited amount of additional 5.70% Notes due 2018 may be issued. The 5.70% Notes due 2018 and any additional 5.70% Notes due 2018 that may be issued may be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030N AW1

Public Offering Price:	99.976% plus accrued interest, if any, from May 7, 2008

Gross Spread:	0.450%

Net proceeds to Comcast, before expenses:	99.526% per $1,000 principal amount of Notes due 2018; $995,260,000 total

6.40% Notes Due 2038

Aggregate Principal Amount:	$1,000,000,000

Maturity:	May 15, 2038

Interest Rate:	6.40% per annum, accruing from May 7, 2008 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	May 15 and November 15 commencing November 15, 2008

Pricing Benchmark:	UST 5.0% due May 2037

UST Spot (Yield):	4.566%

Spread to Benchmark:	+185 bps

Yield to Maturity:	6.416%

Makewhole Redemption:	The 6.40% Notes due 2038 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 30 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:	An unlimited amount of additional 6.40% Notes due 2038 may be issued. The 6.40% Notes due 2038 and any additional 6.40% Notes due 2038 that may be issued may be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030N AX9

Public Offering Price:	99.786% plus accrued interest, if any, from May 7, 2008

Gross Spread:	0.875%

Net proceeds to Comcast, before expenses:	98.911% per $1,000 principal amount of Notes due 2038; $989,110,000 total

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 877-858-5407, Deutsche Bank Securities Inc. toll-free at 800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 866-500-5408 or UBS Securities LLC toll-free at 877-827-6444, ext. 561-3884.

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